CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Beverage Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated August 3, 2006 on the financial statements of Beverage Acquisition Corporation as of June 30, 2006 and December 31, 2005 and for the periods from November 16, 2005 (inception) to December 31, 2005, the six-months ended June 30, 2006 and the period from November 16, 2005 (inception) to June 30, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 31, 2006